Exhibit 5.3

April 19, 2012	Reference: 62545/90000

Kinross Gold Corporation

25 York Street, 17th Floor

Toronto, Ontario, Canada

M5J 2V5

Dear Sirs/Mesdames:

Re:          Red Back Mining Mauritania No. 2 Limited

1.             SCOPE OF OPINION

Introduction; Defined Terms

1.1           We have acted as British Columbia counsel to Red Back Mining Mauritania No. 2 Limited (the “Company”) in connection with the issuance by Kinross Gold Corporation (“Kinross”) of $250,000,000 aggregate principal amount of 3.625% Notes due 2016 (the “New 2016 Notes”), $500,000,000 aggregate principal amount of 5.125% Notes due 2021 (the “New 2021 Notes”) and $250,000,000 aggregate principal amount of 6.875% Notes due 2041 (the “New 2041 Notes” and together with the New 2016 Notes and the New 2021 Notes, the “New Notes”) pursuant to an indenture (the “Indenture”) dated as of August 22, 2011 among Kinross, certain subsidiaries of Kinross, including the Company, as guarantors, and Wells Fargo Bank, National Association, as trustee, and the unconditional guarantee as to the payment of principal and interest on the New Notes by the Company in accordance with the terms of the Indenture (such guarantee of the New 2016 Notes, the “2016 Guarantee”; such guarantee of the New 2021 Notes, the “2021 Guarantee”; and such guarantee of the New 2041 Notes, the “2041 Guarantee” and, together with the 2016 Guarantee and the 2021 Guarantee, the “Guarantees”).  All capitalized terms used in this opinion letter shall, unless otherwise defined in this opinion letter, have the meanings ascribed to them in the Indenture.

1.2           We understand that Kinross intends to offer to exchange the New Notes for an equivalent principal amount of certain of its outstanding notes (the “Existing Notes”) and to exchange the Guarantees for the Company’s outstanding unconditional guarantees as to the payment of principal and interest on the Existing Notes by the Company, pursuant to an exchange offer to be registered with the United States Securities and Exchange Commission (the “SEC”).  We understand further that a registration statement dated as of April 27, 2012 (the “Registration Statement”) with respect to the New Notes, the Guarantees and certain other guarantees will be filed with the SEC.

Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario

Examination of Documents

1.3           We have examined the following documents:

1.3.1           specimens of the Guarantees;

1.3.2           the Registration Statement; and

1.3.3           the Indenture.

1.4           We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.4.1           a certificate of an officer of the Company dated April 19, 2012 (the “Officer’s Certificate”), a copy of which has been delivered to you; and

1.4.2           a certificate of good standing for the Company, issued by the Registrar of Companies (British Columbia) dated April 18, 2012 (the “Certificate of Good Standing”), a copy of which has been delivered to you.

Assumptions

1.5           For the purpose of the opinions expressed herein, we have made the following assumptions:

1.5.1           with respect to all documents examined by us, the genuineness of all signatures, the legal capacity of individuals signing any documents, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied, photocopied or electronically transmitted copies;

1.5.2           the accuracy, currency and completeness of the indices and filing systems maintained by the public offices and registries where we have searched or enquired or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory or other like officials with respect to those matters referred to herein;

1.5.3           the Indenture constitutes, and the Guarantees will constitute, a valid and legally binding obligation of each of the parties thereto, enforceable against each of the parties thereto in accordance with its terms;

1.5.4           that all facts set forth in all certificates supplied, or otherwise conveyed to us, by public officials and in the Officer’s Certificate, are true;

1.5.5           that the Certificate of Good Standing continues to be accurate on the date of this opinion letter as if issued on that date;

1.5.6           that no facts or circumstances will arise between the date hereof and the date on which the Guarantees are executed and delivered which might affect the opinions given herein;

1.5.7           (i) all formal legal requirements, if any, existing under the laws of the jurisdiction where the Indenture has actually been signed, executed and delivered (other than to the extent the Indenture has actually been signed, executed and delivered in British Columbia) have been complied with, and (ii) to the extent that the execution and delivery of the Indenture, including any formal requirements relating to the execution and delivery thereof, is governed by the laws of any jurisdiction other than British Columbia, that such laws have been complied with;

1.5.8           (i) all formal legal requirements, if any, existing under the laws of the jurisdiction where the Guarantees will actually be signed, executed and delivered (other than to the extent the Guarantees will actually been signed, executed and delivered in British Columbia) will be complied with, and (ii) to the extent that the execution and delivery of the Guarantees, including any formal requirements relating to the execution and delivery thereof, will be governed by the laws of any jurisdiction other than British Columbia, that such laws will be complied with;

1.5.9           except with respect to the Company, each of the parties to each of the Indenture and the Guarantees (i) is a subsisting legal entity under the laws of its jurisdiction of incorporation or formation, (ii) has the legal capacity to execute, deliver and perform its obligations under each such applicable document, (iii) has duly authorized the execution, delivery and performance of its obligations under each such applicable document, (iv) has duly executed and delivered the Indenture; and (v) will duly execute and deliver the Guarantees; and

1.5.10         the Guarantees will be executed and delivered in a form identical to the specimens of the Guarantees referred to in Section 1.3.1 hereof which we have reviewed.

Laws Addressed

1.6           The opinions expressed herein relate only to the laws of the Province of British Columbia, and the federal laws of Canada applicable therein in effect on the date hereof (collectively, “BC Law”), and we have made no investigation and express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than BC Law, all as in effect as at the date hereof.  The opinions set forth in this letter are expressed as of the date of this letter and are based on the facts and law in existence on the date hereof. We undertake no obligation to advise you of changes of law or fact that occur after the date of this letter, or of any other matter which comes to our attention hereafter.  The opinions set forth in this letter are limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters set forth herein.

2.             OPINIONS

Based upon and subject to the foregoing, and subject to the qualifications set out below, we are of the opinion that, at the date hereof:

2.1           Relying solely on the Certificate of Good Standing, the Company is a valid and existing company under the Business Corporations Act (British Columbia) and is in good standing with the Registrar of Companies (British Columbia) with respect to the filing of annual reports.

2.2           All necessary corporate action has been taken by the Company to authorize the Company’s execution and delivery of each of the Indenture and the Guarantees, and the Company’s performance of its obligations thereunder.

2.3           The Indenture has been duly executed and delivered by the Company, to the extent such execution and delivery are matters governed by BC Law.

2.4           The Guarantees, when executed and delivered (free of all conditions) by the Company in accordance with the Indenture and the resolution of the board of directors of the Company attached to the Officer’s Certificate, will be duly executed and delivered, to the extent such execution and delivery are matters governed by BC Law.

2.5           The execution and delivery by the Company of the Indenture and the Guarantees, and the performance of its obligations thereunder, would not, if executed and delivered on the date hereof, violate, result in a breach of, or constitute a default under (i) the articles of the Company or (ii) any statute or regulation of the Province of British Columbia, or any federal statute or regulation of Canada applicable therein, to which the Company is subject.

3.             RELIANCE

This opinion is being delivered to you for your use only in connection with the filing of the Registration Statement with the SEC and may not be relied upon by any person other than you and the law firm of Sullivan & Cromwell LLP for purposes of the opinion to be delivered by such firm in connection with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Notes and Guarantees” in the prospectus that forms part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP